Exhibit 99.1

NanoViricides Strengthens its Board of Directors with Addition of Industry Veteran Brian Zucker, CPA

SHELTON, CONNECTICUT -- November 19, 2020 -- NanoViricides, Inc. (NYSE Amer.: NNVC) (the "Company"), a leader in developing novel nanomedicines to treat viral diseases, announced today that Mr. Brian Zucker, CPA, has joined the Company’s Board of Directors, effective November 13, 2020, as an independent director. He was also appointed as a member of the Board’s Audit Committee, Nomination Committee and Compensation Committee.

Mr. Zucker is a Partner at CFO Financial Partners, LLC (https://www.cfopartners.com/), a firm that provides outsourced CFO (Chief Financial Officer), Controller and Financial Operations services as well as back office reporting and bookkeeping services for public and private companies, broker dealers, hedge funds, and family offices and high net worth individuals, among others. Mr. Zucker also serves as the CFO and Financial Operations Principal for numerous broker dealers and hedge funds. In addition to and simultaneously therewith, Mr. Zucker has served as a Partner at RRBB Accountants & Advisors, (aka Rosenberg Rich Baker Berman & Co.), a full-service accounting, advisory and consulting firm located in Central New Jersey. He has over thirty years of experience as a CPA specializing in the securities industry.. From 1983 through 1986, Mr. Zucker was a Senior Consultant at Deloitte Haskins and Sells and at Price Waterhouse from January 1987 through September 1989. He has previously served as the President and Chairman of Atlantis Business Development Corp. (ABDV), CFO of Natcore Solar Technology, Inc. (NTCXF) and as a Managing Director of American Frontier Financial Corp. (EVIS). Since May 2018, he has been serving as the CFO of EIG Energy Partners Capital Markets, LLC. Brian holds a CPA in States of New Jersey and New York, and holds several FINRA licenses. He is on the Board of Directors of National Investment Banking Association (NIBA). Mr. Zucker obtained a B.S. in Public Accounting from Pace university.

“ We are pleased to strengthen our Audit Committee and our Board of Directors with the addition of Mr. Brian Zucker,” said Mr. Stan Glick, CPA, Independent Director and Chair of the Audit Committee, adding “He brings valuable multi-faceted experience with public companies, as well as financings and banking institutions to our Board.”

About NanoViricides

NanoViricides, Inc. (the "Company”)(www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. Our lead drug candidate is NV-HHV-101 with its first indication as dermal topical cream for the treatment of shingles rash. In addition, we are developing a clinical candidate for the treatment of COVID-19 disease caused by SARS-CoV-2 coronavirus. The Company cannot project an exact date for filing an IND for this drug because of its dependence on a number of external collaborators and consultants.

The Company is now working on performing required safety pharmacology studies and completing an IND application for its COVID-19 drug candidate. This drug candidate encapsulates remdesivir in the Company’s nanoviricide, which the Company believes could be a potential cure for SARS-CoV-2 infection if it effectively blocks both (a) the intracellular virus replication (due to remdesivir) and (b) the extracellular virus particle reinfection (due to the Company’s nanoviricide component). The Company believes that since remdesivir already is US FDA approved, our drug candidate encapsulating remdesivir is likely to be an approvable drug, depending upon certain human clinical trials. Remdesivir is developed by Gilead. The Company has developed our own drug candidates independently.

The Company intends to re-engage into an IND application to the US FDA for NV-HHV-101 drug candidate for the treatment of shingles once its COVID-19 project moves into clinical trials, based on resources availability. The NV-HHV-101 program was slowed down because of the effects of recent COVID-19 restrictions, and re-prioritization for COVID-19 drug development work.

The Company is also developing drugs against a number of viral diseases including oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others. NanoViricides’ platform technology and programs are based on the TheraCour® nanomedicine technology of TheraCour, which TheraCour licenses from AllExcel. NanoViricides holds a worldwide exclusive perpetual license to this technology for several drugs with specific targeting mechanisms in perpetuity for the treatment of the following human viral diseases: Human Immunodeficiency Virus (HIV/AIDS), Hepatitis B Virus (HBV), Hepatitis C Virus (HCV), Rabies, Herpes Simplex Virus (HSV-1 and HSV-2), Varicella-Zoster Virus (VZV), Influenza and Asian Bird Flu Virus, Dengue viruses, Japanese Encephalitis virus, West Nile Virus and Ebola/Marburg viruses. The Company has executed a Memorandum of Understanding with TheraCour that provides a limited license for research and development for drugs against human coronaviruses. The Company intends to obtain a full license and has begun the process for the same. The Company’s technology is based on broad, exclusive, sub-licensable, field licenses to drugs developed in these areas from TheraCour Pharma, Inc. The Company’s business model is based on licensing technology from TheraCour Pharma Inc. for specific application verticals of specific viruses, as established at its foundation in 2005.

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in preclinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products. FDA refers to US Food and Drug Administration. IND application refers to “Investigational New Drug” application. CMC refers to “Chemistry, Manufacture, and Controls”.

Contact:
NanoViricides, Inc.
info@nanoviricides.com

Public Relations Contact:
MJ Clyburn
TraDigital IR
clyburn@tradigitalir.com

Source: NanoViricides, Inc.